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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires:  January 31, 2005
                                       Estimated average burden
                                       hours per response      0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940
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(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    CIBC World Markets Corp.
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    (Last) (First) (Middle)

    622 Third Avenue
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                   (Street)

    New York             NY                  10017
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    (City)            (State)                (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    05/01/00
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3.  IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    Stratigos Fund, L.L.C. (no ticker symbol)
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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [   ] Director
    [   ] 10% Owner
    [   ] Officer (give title Below)
    [ x ] Other (Specify below)
 Managing Member of Investment Adviser
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

6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Individual or Joint/Group Filing (Check applicable line)

    [ x ] Form filed by One Reporting Person
    [   ] Form filed by More than One Reporting Person
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


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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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
 Stratigos Fund, L.L.C.,
 Limited Liability
 Company Interests
 (the "Interests")(1)                    None(1)                     N/A                  N/A

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Reminder: Report on a separate line for each class of securities beneficially owned
directly or indirectly.                                                                    (Over)

                                        (Print or Type Responses)


Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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


Explanation of Responses:

(1) CIBC World Markets Corp. ("CIBC WM") is the managing member of CIBC Oppenheimer Advisers, L.L.C. ("CIBCOA"), which serves as the investment adviser of Stratigos Fund, L.L.C. (the "Issuer") pursuant to an investment advisory agreement between the Issuer and CIBCOA dated May 1, 2000. The Interest in the Issuer is held directly by CIBCOA and indirectly by CIBC WM by virtue of its interest in CIBCOA. The filing of this statement with the inclusion of the foregoing information shall not be construed as an admission that CIBC WM is the beneficial owner of any equity securities of the Issuer except as to those securities in which CIBC WM may be deemed to have an indirect pecuniary interest pursuant to rule 16a-1(a)(2).

*  If the Form is filed by more than one Reporting Person, see instruction
5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                         CIBC WORLD MARKETS CORP.

                                         By:   /s/ Howard M. Singer     03/26/03
                                         --------------------------     --------
                                         Name:  Howard M. Singer        Date
                                         Title: Managing Director


Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.